Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Reports Positive Non-Clinical Efficacy

Results Evaluating CPP-115 for the Treatment of Infantile Spasms

Catalyst to Advance CPP-115 Into Human Clinical Studies

CORAL GABLES, FL, June 16, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced initial positive efficacy results from an investigator sponsored study of CPP-115 in an animal model of infantile spasms (IS). In this study, CPP-115 significantly reduced observed spasms for three times longer than vigabatrin (the active ingredient in Lundbeck’s Sabril®), which is currently approved for the treatment of infantile spasms. Further, CPP-115 was hundreds of times more potent than vigabatrin, exhibited less side effects, and with a larger margin of safety. Catalyst anticipates that the full data will be presented at a scientific meeting and will be submitted for publication in a peer reviewed journal.

Steven R. Miller, Ph.D., Catalyst’s Chief Scientific Officer and Chief Operating Officer, stated, “While these results are from an early-stage animal study, we believe that they support our view that CPP-115 may be an effective treatment for infantile spasms. The comparison of these results to the results of previously reported animal studies of vigabatrin tested in a similar model under similar circumstances leads us to believe that CPP-115 is very likely to be effective for the treatment of infantile spasms with higher potency than vigabatrin, and with a significantly improved side effects profile.”

“Last September, we announced that CPP-115 was granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for the treatment of IS. Currently, parents and physicians who are treating children suffering from infantile spasms have limited treatment options which are both safe and effective,” stated Patrick J. McEnany, Catalyst’s Chief Executive Officer. “We hope that CPP-115, if approved, will provide a superior therapy for IS than the therapies currently available. Based upon these and previously announced results from our other CPP-115 non-clinical studies conducted to-date, we are proceeding with our plans to file an Investigational New Drug Application (IND) for CPP-115 with the FDA and to commence our first human studies with CPP-115 in the third quarter of 2011.”

About Infantile Spasms

An infantile spasm (IS) is a specific type of seizure seen in an epilepsy syndrome of infancy and childhood and is characterized by developmental regression and a specific pattern on electroencephalography (EEG) testing called hypsarrhythmia (chaotic brain waves). The onset of IS usually occurs in the first year of life, typically between 4-8 months. The seizures primarily consist of a sudden bending forward of the body with stiffening of the arms and legs; some children arch their backs as they extend their arms and legs. Spasms tend to occur upon awakening or after feeding, and often occur in clusters of up to 100 spasms at a time. Infants may have dozens of clusters and several hundred spasms per day. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders, and genetic disorders can give rise to spasms, making it important to identify the underlying cause. In some children, no cause can be found. The incidence of infantile spasm is 1 per 2,000 to 4,000 live births. Boys are more prone to have IS and account for about 60% of the cases.

About CPP-115

CPP-115 is the lead compound being developed by Catalyst under its license agreement with Northwestern University. Dr. Richard B. Silverman, the John Evans Professor of Chemistry at Northwestern University, led the team of scientists that invented CPP-115. Dr. Silverman holds 42 patents and is the inventor of Pfizer’s Lyrica® (pregabalin), which currently generates more than $3 billion in annual revenues.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than Sabril® and has reduced side effects in animal models (e.g., visual field defects, or VFDs) from those associated with Sabril®. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (specifically complex partial seizures and infantile spasms) and for use in the reduction or elimination of addictive liability in the treatment of pain. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will ultimately be determined to be a safe and effective treatment for epilepsy or stimulant addiction, whether an NDA for CPP-115 will ever be approved, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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